Exhibit 99.2

Global Innovation Corp

FOR IMMEDIATE RELEASE
December 4, 2006

GLOBAL INNOVATION CORP NAMES J. BRENT NOLAN, PRESIDENT

WYLIE, Texas, December 4, 2006 - Global Innovation Corp. (OTC Bulletin Board: GINV), a leading Electronic Manufacturer Services (EMS) company which designs, engineers and manufactures technologically advanced printed circuit boards, announces the board of directors has appointed J. Brent Nolan President effective December 1, 2006

Mr. Nolan has been the Company's Vice President and Chief Operating Officer since November 2004. Mr. Nolan joined the Company's wholly owned subsidiary, Lone Star Circuits, in 1993. He was promoted to Vice President in 1996, and was named Chief Operating Officer of the Company in November 2004. Prior to joining LSC, he served as part of the management team at Cuplex, Inc.

Commenting on Mr. Nolan's added role as President, Brad Jacoby, Chief Executive Officer said, "We very much appreciate the contributions Brent has made during the last ten years and, especially his leadership as Chief Operating Officer during the past two years. This is a natural progression for Brent. We look forward to his continued leadership and guidance in his new role."

Brent Nolan, President and Chief Operating Officer of Global Innovation Corp. said, "This is an exciting time for Global Innovation. We continue to progress and show operational improvements as well as improve other efficiencies in our core business. We have a talented and aggressive management team supported by dedicated and hard working employees. We remain extremely focused on satisfying our customers and we look forward to keeping up this momentum for our shareholders."

About Global Innovation Corp (formerly Integrated Performance Systems, Inc.)

Global Innovation Corp. is a leading Electronic Manufacturer Services (EMS) company through its wholly owned subsidiary Best Circuit Boards, Inc., designs, engineers and manufactures technologically advanced printed circuit boards.  Our customers are generally high-end commercial companies, the military and military suppliers.  The commercial markets are typically characterized by time-sensitive, high technology prototypes and short product life cycles.  The military markets require special certifications and are characterized by high reliability and advanced technology and in many cases are formalized by long-term contracts. Our principal products are complex multi-layer printed circuit boards, including antenna and metalback radio frequency circuit boards.  Printed circuit boards serve as the basis and foundation for electronic equipment.  The circuit boards we produce are sold through direct sales people and manufacturer's representatives to a variety of commercial and military markets.  The commercial markets and their applications include power systems, telecommunications, computer hardware, consumer electronics, instrumentation and controls.  The military applications for our products include satellite communications, avionics, missiles, smart bombs, defense systems, radar detection and test equipment.

For More Information, Contact

Brad J. Peters, Vice President and Chief Financial Officer
1-800-303-9266
Visit the Company's website at www.globalinnovationcorp.com

Jim Drewitz, Investor Relations
Creative Options Communications
972-355-6070 / jdrewitz@comcast.net

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and other filings with the Securities and Exchange Commission.

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